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                                                                      EXHIBIT 21

                              Material Subsidiaries

PCC Energy, Inc. (an Alberta, Canada corporation) (A)

PCC Energy Corp. (an Alberta, Canada corporation) (A)

BEC Energy Inc. (B)

PetroCorp Acquisition Company (B)

(A) These subsidiaries were sold March 5, 2003, as described more fully in Note 2 to the consolidated financial statements of the Company.

(B) These subsidiaries were merged into PetroCorp on January 1, 2003